EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Announces Best-Ever Quarterly Sales & Earnings
Consolidated Backlog Increases 54.7 Percent, Return on Invested Capital Improves to 22.2 Percent

CHARLOTTE, Michigan, July 27, 2006 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported its second consecutive quarter of record sales and earnings for the quarter ended June 30, 2006. Spartan also reported a 95.3 percent increase in net earnings and a 22.3 percent increase in net sales compared to last year's quarter.

Spartan Motors, a leading manufacturer of custom motorhome chassis, fire truck chassis, specialty vehicle chassis and emergency-rescue vehicles, reported net earnings of $5.0 million, or $0.38 per diluted share, on net sales of $109.2 million for the second quarter of 2006, compared with net earnings of $2.6 million, or $0.20 per diluted share, on net sales of $89.3 million for the second quarter of 2005.

Through the first six months of 2006, Spartan's sales increased 19.4 percent compared with the same period of last year, while earnings increased 105.8 percent compared to six months ended 2005. The company's earnings per diluted share for six months ended 2006 was $0.73 per share, exceeding its earnings for the whole of 2005, which was $0.65 per diluted share.

The company attributed its sixth consecutive quarter of improved quarter-over-quarter earnings to improvements across the board, including higher sales of its recreational vehicle (RV) and fire truck chassis, and to additional sales of military vehicle chassis. Spartan's Crimson Fire subsidiary returned to profitability in the quarter, helping the company's EVTeam operating group, consisting of Crimson Fire, Crimson Fire Aerials and Road Rescue, to narrow its loss and bring it one-step closer to profitability.

"Looking at our record-level performance, improved return on invested capital and highest-ever backlog, Spartan's future continues to move in the right direction," said John Sztykiel, president and CEO of Spartan Motors. "With our additional military contracts, Spartan is evolving its business model in line with our vision of becoming North America's premier manufacturer of specialty vehicles and chassis.

"Though we are pleased with our results this quarter, we are not satisfied with them. There remain opportunities and issues that we need to address to continue the growth in shareholder value. The good news is that there are disciplined initiatives and positive trends in place that will address both. Our record-level backlog indicates the growing strength and demand of Spartan's brands - Spartan Chassis, Crimson Fire, Crimson Fire Aerials and Road Rescue - and bodes well for the future."

Spartan's consolidated backlog was approximately $241.8 million as of June 30, 2006, compared with backlog of $156.3 at the end of last year's second quarter, a 54.7 percent increase year-over-year and the highest backlog in Spartan's history. Spartan Motors anticipates filling 65 to 70 percent of its current backlog orders by December 31, 2006.

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On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 22.2 percent in the second quarter of 2006, a 62.0 percent increase compared to ROIC of 13.7 percent for the same quarter in 2005. (Spartan defines return on invested capital as operating income, less taxes, on an annualized basis, divided by total shareholders' equity.) Spartan reported its balance sheet remains sound, and the company ended the quarter with $1.3 million in long-term debt and $6.8 million in cash and cash equivalents.

Spartan reported its gross margin improved to 17.1 percent in the second quarter of 2006, compared with 13.8 percent for the same period in 2005, reflecting improved product mix, pricing, overhead utilization and labor efficiencies. Operating margin also improved to 7.4 percent in the second quarter of 2006, compared with 4.2 percent in the same quarter of 2005.

Spartan Chassis
Quarterly net earnings at Spartan Chassis, the company's largest operating subsidiary, improved 91.8 percent in the quarter compared to last year's second quarter, while sales increased 31.9 percent. Sales of RV chassis in the quarter increased 25.2 percent compared to the second quarter of 2005 and sales of fire truck chassis increased 20.8 percent, reaching a new company record.

"We grew RV chassis sales compared to last year's quarter, despite the overall downturn in the RV market," said Sztykiel. "This improvement was due to our market share gains and the increased number of models that now feature Spartan chassis. Over the short term, current geopolitical events and economic uncertainty continue to create challenges for the RV industry. Looking over the long term, 11,000 people turn the age of 50 each day; this bodes extremely well for Spartan and the RV industry.

"This quarter was our third consecutive quarter of increased orders for fire truck chassis, and our backlog for fire truck chassis as of June 30, 2006 increased 160 percent compared to the same date last year. Our orders for fire truck chassis in the first six months of 2006 exceeded our total shipments for the whole of 2005. We will break ground in early August 2006 on a 102,000-square-foot manufacturing facility, which will give us increased capacity for existing fire truck chassis products and allow us to expand our product offerings into new markets."

Since May 2005, Spartan has been a key supplier of chassis and other components for the Cougar blast-protected military vehicle. In July 2006, BAE Systems awarded Spartan a contract to assist with the production of the Iraqi Light Armored Vehicle (ILAV), a variant of the Cougar. Both vehicles are designed to withstand explosions from mines and improvised explosive devices (IEDs), a leading source of causalities among the U.S. military in Iraq.

Spartan's sales for specialty vehicle chassis, including chassis for military vehicles, increased six fold in the second quarter of 2006 compared to last year's second quarter, though the first Cougar units only started shipping near the end of the second quarter of 2005. Spartan's specialty vehicle chassis backlog as of June 30, 2006 increased 50.2 percent compared to the same time last year.

"Spartan Chassis is serving a key role in the production of IED-resistant vehicles, which are a top priority for the U.S. military effort. Spartan designs its chassis and components to break off and deflect safely away from the Cougar and ILAV's occupants during an explosion. This design, coupled with Force Protection's V-shaped hull that absorbs the blast, has helped the Cougar serve in hundreds of operations in Iraq without a single fatality."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam, which consists of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, posted a loss for the second quarter of 2006. The EVTeam's net sales decreased less than one percent compared to the prior year's second quarter. Improved pricing and a more disciplined cost structure among the EVTeam subsidiaries and an improved net profit at Crimson Fire helped the EVTeam narrow its net loss by 7.3 percent compared to the second quarter of 2005.

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Crimson Fire also increased its sales in the second quarter by 18.1 percent compared to the same period of last year and Crimson Fire Aerials increased its sales by 93.5 percent compared to the second quarter of 2005. Road Rescue reported a decrease in sales for the quarter of 41.6 percent compared to last year's quarter.

"We are very pleased with the progress of the EVTeam," Sztykiel said. "Road Rescue continues to have challenges with controlling labor costs and working through its backlog of lower-priced units. At the same time, the increased sales at Crimson Fire and Crimson Fire Aerials, along with their expanding market share, significantly increased pull-through sales of Spartan fire truck chassis. The performance of Spartan Chassis did not occur overnight, and the EVTeam continues to move in the right direction."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $343.0 million in 2005 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended June 30, 2006 and 2005

	June 30, 2006		June 30, 2005
	$-000-%		$-000-%

Sales	109,227		89,341
Cost of Products Sold	90,553		76,969
Gross Profit	18,674	17.1	12,372	13.8

Operating Expenses:
Research and Development	2,966	2.7	2,212	2.5
Selling, General and Administrative	7,673	7.0	6,398	7.1
Total Operating Expenses	10,639	9.7	8,610	9.6

Operating Income	8,035	7.4	3,762	4.2

Other Income (Expense):
Interest Expense	(30)	(0.0)	(31)	(0.0)
Interest and Other Income	211	0.1	178	0.2
Total Other Income (Expense)	181	0.1	147	0.2

Earnings before Taxes on Income	8,216	7.5	3,909	4.4

Taxes on Income	3,223	2.9	1,352	1.5

Net Earnings	4,993	4.6	2,557	2.9

Basic Net Earnings per Share	0.39		0.20

Diluted Net Earnings per Share	0.38		0.20

Basic Weighted Average Common Shares Outstanding	12,829		12,492

Diluted Weighted Average Common Shares Outstanding	13,155		12,737

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Six Months Ended June 30, 2006 and 2005

	June 30, 2006		June 30, 2005
	$-000-%		$-000-%

Sales	212,893		178,242
Cost of Products Sold	177,451		154,136
Gross Profit	35,442	16.6	24,106	13.5

Operating Expenses:
Research and Development	5,811	2.7	4,466	2.5
Selling, General and Administrative	14,729	6.9	12,718	7.1
Total Operating Expenses	20,540	9.6	17,184	9.6

Operating Income	14,902	7.0	6,922	3.9

Other Income (Expense):
Interest Expense	(86)	(0.0)	(77)	(0.0)
Interest and Other Income	515	0.2	340	0.1
Total Other Income (Expense)	429	0.2	263	0.1

Earnings before Taxes on Income	15,331	7.2	7,185	4.0

Taxes on Income	5,857	2.7	2,582	1.4

Net Earnings	9,474	4.5	4,603	2.6

Basic Net Earnings per Share	0.74		0.37

Diluted Net Earnings per Share	0.73		0.36

Basic Weighted Average Common Shares Outstanding	12,765		12,506

Diluted Weighted Average Common Shares Outstanding	12,970		12,760

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$6,849	$9,702
Marketable securities		1,988
Accounts receivable, net	54,991	37,017
Inventories	50,905	44,265
Deferred income tax assets	3,745	3,745
Taxes receivable	464	990
Other current assets	6,031	1,949
Total current assets	122,985	99,656

Property, plant and equipment, net	19,716	18,478
Goodwill	4,543	4,543
Other assets	556	531

Total assets	$147,800	$123,208

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,659	$20,746
Accrued warranty	4,719	4,503
Accrued compensation and related taxes	4,589	4,241
Accrued vacation	1,401	1,189
Deposits from customers	11,823	13,640
Other current liabilities and accrued expenses	5,389	4,608
Current portion of long-term debt	54	53
Total current liabilities	59,634	48,980

Long-term debt, less current portion	1,290	1,317
Deferred income tax liabilities	309	309

Shareholders' equity:
Preferred stock	-	-
Common stock	133	126
Additional paid in capital	42,941	37,040
Retained earnings	43,493	35,448
Accumulated other comprehensive loss	-	(12)
Total shareholders' equity	86,567	72,602

Total liabilities and shareholders' equity	$147,800	$123,208